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                                                                    Exhibit 8.1

                           [Form of R&W Tax Opinion]


___, 1999

TriNet Corporate Realty Trust, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA  94111-3722

Re:      REIT Status of Starwood Financial Trust

Ladies and Gentlemen:

We have acted as counsel to Starwood Financial Trust, a Maryland real estate investment trust (the "Company"), in connection with the filing of the Registration Statement on Form S-4, dated ___, 1999 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the transactions contemplated by the Agreement and Plan of Merger, dated June 15, 1999 (the "Merger Agreement"), by and among the Company, ST Merger Sub, Inc., a Maryland corporation ("Merger Sub"), and TriNet Corporate Realty Trust, Inc., a Maryland corporation ("TriNet"). The transactions include the merger of Merger Sub into TriNet (the "Merger") with TriNet continuing as the surviving entity. In addition to the Merger, the Registration Statement describes certain other transactions including the merger of the Company into Starwood Financial, Inc., a Maryland corporation (the "Incorporation Merger"). This opinion is being provided pursuant to Section 6.3(d) of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied, with your consent, on the following items:

         1.       The Merger Agreement;

         2.       The Registration Statement;

         3.       The Company's Declaration of Trust, as amended to date;

         4. The opinion of Mayer, Brown & Platt, dated ____, 1999 (the "Mayer Brown Opinion"), regarding the Company's qualification and taxation as a real estate investment trust ("REIT") through the effective date of the earlier of the Incorporation Merger and the Merger;

         5. The opinion of Katten, Muchin & Zavis, dated ____, 1999 (the "Katten Muchin Opinion"), regarding the treatment of the Company's subsidiary entities as partnerships or disregarded entities under the Internal Revenue Code of 1986, as amended (the "Code");
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TriNet Corporate Realty Trust, Inc.                                     Page 2
____, 1999

         6. The opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated ____, 1999 (the "Paul Weiss Opinion"), regarding the qualification and taxation of TriNet as a REIT through the effective date of the Merger and the treatment of TriNet's subsidiary entities as partnerships or disregarded entities under the Code; and

         7. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company and its subsidiaries have at all times been and will continue to be organized and operated in accordance with the terms of such documents. We have also assumed the accuracy of the statements and description of the Company's intended activities as described in the Registration Statement and that the Company has operated and will continue to operate in accordance with the method of operation described in the Registration Statement. In addition, we have relied, with your consent, upon
(a) the Mayer Brown Opinion with respect to the qualification of the Company as a REIT through the effective date of the earlier of the Incorporation Merger and the Merger, (b) the Katten Muchin Opinion with respect to the classification of the Company's subsidiaries as partnerships or disregarded entities under the Code, and (c) the Paul Weiss Opinion with respect to the qualification of TriNet as a REIT through the effective date of the Merger and the classification of TriNet's subsidiaries as partnerships or disregarded entities under the Code.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated ____, 1999, provided to us by the Company (the "Starwood Certificate"). We have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated ____, 1999, provided to us by TriNet (the "TriNet Certificate"). These representations generally relate to the classification and operation of the Company and TriNet as REITs under the Code.

Based upon and subject to the foregoing, we are of the opinion that:

         (1) the Company's proposed method of operation from and after the earlier of the Incorporation Merger and the Merger, taking into account the effects of the Incorporation Merger and the Merger, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

         (2) following the Merger, the partnerships, limited liability companies or joint ventures in which the Company has a direct or indirect interest in will continue to be treated as partnerships or disregarded entities for federal income tax purposes.

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TriNet Corporate Realty Trust, Inc.                                     Page 3
____, 1999

The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter in connection with the transactions contemplated in the Merger Agreement, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Further, the opinion set forth above represents our conclusions based upon the documents, facts and accuracy of the assumptions and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the opinion referred to herein. After reasonable inquiry, however, we are not aware of any facts or circumstances inconsistent with such assumptions or representations. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Starwood Certificate and the TriNet Certificate.

The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Material Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,